As filed with the Securities and Exchange Commission on August 7, 2023

Registration Statement No. 333-167945

Registration Statement No. 333-189685

Registration Statement No. 333-225596

Registration Statement No. 333-239433

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-8 REGISTRATION

STATEMENT NO. 333-167945

POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-8 REGISTRATION

STATEMENT NO. 333-189685

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION

STATEMENT NO. 333-225596

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION

STATEMENT NO. 333-239433

UNDER THE SECURITIES ACT OF 1933

PDC ENERGY, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	95-2636730 (I.R.S. Employer Identification Number)

1099 18th Street, Suite 1500

Denver, Colorado 80202

(303) 860-5800

(Address of Principal Executive Offices) (Zip Code)

Amended and Restated 2010 Long-Term Equity Compensation Plan of PDC Energy, Inc.

PDC Energy, Inc. 2018 Equity Incentive Plan

(Full Title of Plan)

Mary A. Francis

Corporate Secretary and Chief Governance Officer

c/o Chevron Corporation

6001 Bollinger Canyon Road, Building A

San Ramon, California 94583

(925) 842-1000

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Scott A. Barshay

Kyle T. Seifried

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019-6064

(212) 373-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.   ☐

EXPLANATORY NOTE

PDC Energy, Inc., a Delaware corporation (the “Registrant”), is filing with the Securities and Exchange Commission (the “SEC”) these post-effective amendments (these “Post-Effective Amendments”) to deregister any and all shares of the Registrant’s common stock, par value $0.01 per share (the “Common Stock”), previously registered under the following Registration Statements on Form S-8 (the “Registration Statements”) that remain unsold or otherwise unissued under each such Registration Statement as of the date hereof (note that the share numbers listed below do not take into account corporate actions taken in the interim):

1.	Registration Statement No. 033-167945, filed with the SEC on July 1, 2010, registering 1,400,000 shares of Common Stock issuable pursuant to the 2010 Long-Term Equity Compensation Plan, as amended and restated (the “2010 Plan”), as amended by a post-effective amendment filed on June 8, 2015;

2.	Registration Statement No. 333-189685, filed with the SEC on June 28, 2013, registering 1,600,000 shares of Common Stock issuable pursuant to the 2010 Plan, as amended by a post-effective amendment filed on June 8, 2015;

3.	Registration Statement No. 333-225596, filed with the SEC on June 13, 2018, registering 1,800,000 shares of Common Stock issuable pursuant to the PDC Energy, Inc. 2018 Equity Incentive Plan (the “2018 Plan”); and

4.	Registration Statement No. 333-239433, filed with the SEC on June 25, 2020, registering 5,250,000 shares of Common Stock issuable pursuant to the 2018 Plan.

On August 7, 2023, pursuant to the Agreement and Plan of Merger, dated as of May 21, 2023 (the “Merger Agreement”), by and among Chevron Corporation (“Chevron”), Bronco Merger Sub Inc. (“Merger Sub”), and the Registrant, Merger Sub merged with and into the Registrant (the “Merger”), with the Registrant surviving the Merger as a direct, wholly-owned subsidiary of Chevron. These Post-Effective Amendments are being filed as a result of the Merger.

The Registrant, by filing these Post-Effective Amendments, hereby terminates the effectiveness of the Registration Statements and removes from registration any and all shares of Common Stock registered but unsold or otherwise unissued under the Registration Statements as of the date hereof. This filing is made in accordance with an undertaking made by the Registrant in Part II of each Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Ramon, State of California, on August 7, 2023. No other person is required to sign these Post-Effective Amendments to the Registration Statements in reliance on Rule 478 of the Securities Act of 1933, as amended.

PDC ENERGY, INC.

By:	/s/ Kari H. Endries
Name:	Kari H. Endries
Title:	Vice President and Assistant Secretary